EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 25, 2010, with respect to the consolidated financial statements and schedules of Thermon Holdings, LLC included in the Registration Statement (Form S-4 No. 333-[            ]) and related offer to Exchange of Thermon Industries, Inc. for the registration of $210,000,000 aggregate principal amount of its 9.5% Senior Secured Notes due 2017.

/s/ Wang Chunlong
/s/ Shanghai JiaLiang CPAs, China

August 6, 2010